NEWS	FONAR CORPORATION AND SUBSIDIARIES
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR ANNOUNCES FISCAL 2020 FINANCIAL RESULTS

•	COVID-19 continued to affect imaging center scan volumes in Q4. However, the Company recovered to nearly 75% of pre-COVID-19 levels by the end of Q4.
•	Total MRI scan volume at the HMCA-managed sites decreased 42% to 27,757 scans for the three month period ending June 30, 2020 as compared to the prior year. The impact from COVID-19 on MRI scan volume for the current fiscal year cannot be forecasted at this time.
·	Cash and cash equivalents and short term investments increased 27% to $36.8 million at June 30, 2020 versus the fiscal year ended June 30, 2019. In addition, Cash and cash equivalents and short term investments increased 19% from $31.0 million at March 31, 2020, to $36.8 million at June 30, 2020.
·	Total Revenues-Net decreased by 2% to $85.7 million for the fiscal year ended June 30, 2020, versus the previous fiscal year.
·	Income from Operations decreased to $13.7 million for the fiscal year ended June 30, 2020, versus the previous fiscal year.
·	Net Income decreased to $11.7 million for the Fiscal Year ended June 30, 2020.
·	Diluted Net Income per Common Share decreased to $1.18 for the year ended June 30, 2020.
·	Working Capital increased by 9% to $77.2 million during Fiscal 2020.
·	The 36th HMCA-managed MRI scanner became operational in Pembroke Pines, FL during the 1st Quarter of Fiscal 2021. HMCA expects to add 3 additional MRI scanners during Fiscal Year 2021.

MELVILLE, NEW YORK, September 28, 2020 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported today its fiscal 2020 results. FONAR’s primary source of income is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA). In 2009, HMCA managed 9 MRI scanners. Currently, HMCA manages 36 MRI scanners in New York and in Florida.

Effective April 27, 2020, the Securities and Exchange Commission issued a Final rule, Release No. 34-88365. Among the changes was that a smaller reporting company meeting an annual revenue threshold of under $100 million, such as FONAR, would no longer be an accelerated filer. Therefore, FONAR’s 10-K is due 90 days after the end of its fiscal year and 10-Qs are due 45 days after the end of each fiscal quarter.

FONAR CORPORATION AND SUBSIDIARIES

Financial Results

Total Net revenues decreased by 2% to $85.7 million for the fiscal year ended June 30, 2020, as compared to $87.2 million for the fiscal year ended June 30, 2019.

Total Costs and Expenses for the fiscal year ended June 30, 2020 increased by 11% to $72.0 million, as compared to $65.1 million for the fiscal year ended June 30, 2019.

Revenues from the management of the diagnostic imaging center segment, consisting of patient fee revenue net of contractual allowances and discounts, and management and other fees of related and non-related medical practices, was flat at $77.2 million for the years ended June 30, 2020, and June 30, 2019.

Revenues from product sales and upgrades and service and repair fees for related and non-related medical parties, decreased by 15% to $8.5 million, as compared to $10.0 million for the fiscal year ended June 30, 2019.

Research and Development expenses increased 12% to $2.0 million, as compared to $1.8 million for the fiscal year ended June 30, 2019. The reasons for increases in R&D include the ongoing development of various upgrades for the UPRIGHT® Multi-Position™ MRI.

Selling, general and administrative (S,G&A) expenses increased 39% to $26.7 million for the fiscal year ended June 30, 2020 as compared to $19.3 million for the fiscal year ended June 30, 2019. This increase was almost exclusively due to reserves of $5.7 million placed on service contracts and management fees and other receivables resulting from the COVID-19 pandemic. It is too early to know how much of these reserves will be recovered.

Income from Operations decreased to $13.7 million for the fiscal year ended June 30, 2020, as compared to $22.1 million for the fiscal year ended June 30, 2019. Increases in S,G&A were a significant portion of this decrease, as previously discussed.

Net Income decreased to $11.7 million, for the fiscal year ended June 30, 2020, as compared to $20.5 million for the fiscal year ended June 30, 2019. Increases in S,G&A, as previously discussed, were a large portion of the decrease.

Diluted Net Income per Common Share available to common shareholders decreased to $1.18, for the year ended June 30, 2020, as compared to $2.22 for the fiscal year ended June 30, 2019. As previously discussed, increases in S,G&A were a significant portion of the decrease.

The weighted average diluted shares outstanding for the year ended June 30, 2020 increased 1% to 6.6 million versus 6.5 million for the fiscal year ended June 30, 2019.

FONAR CORPORATION AND SUBSIDIARIES

Cash and cash equivalents and short term investments increased 27% to $36.8 million at June 30, 2020 as compared to $29.0 million at June 30, 2019.

Total Current Assets increased by 13% to $95.9 million for the year ended June 30, 2020, as compared to $85.1 million at June 30, 2019.

At June 30, 2020, Total Current Liabilities increased by 33% to $18.7 million, as compared to $14.1 million at June 30, 2019. Total Current Liabilities is impacted by the recent accounting pronouncement on leases, specifically of the Lease liability – current portion of $3.4 million.

The Current Ratio is 5.1 at June 30, 2020.

At June 30, 2020, Total Assets increased by 35% to $180.3 million, as compared to $133.6 million at June 30, 2019. Total Assets is impacted by the recent accounting pronouncement on leases, specifically Right-of-use assets – net of $31.4 million, which are included in Fiscal 2020 but not in Fiscal 2019.

Total Liabilities at June 30, 2020 were $54.0 million, as compared to $15.4 million at June 30, 2019. Lease liability – net of current portion of $30.1 million and Lease liability – current portion of $3.4 million is included in Fiscal 2020, but not Fiscal 2019.

FONAR Stockholder’s Equity increased by 7% to $126.2 million at June 30, 2020, as compared to $118.1 million at June 30, 2019.

Working Capital increased 9% to $77.2 million for the year ended June 30, 2020, versus $71.0 million for the year ended June 30, 2019.

Significant Events of Fiscal 2020

FONAR Celebrates the 50th Anniversary of the Origination and discovery of the MRI

It’s been fifty years since Raymond V. Damadian, M.D., FONAR Founder and Chairman of the Board, first thought about developing a device using magnetic resonance to detect cancer. In his September 17, 1969 letter to Dr. George S. Mirick of the Health Research Council of the City of New York, Raymond V. Damadian, FONAR Founder and Chairman of the Board, requested financial support for equipment to follow up his promising line of research. In the letter, Dr. Damadian states his intention to “proceed with the development of instrumentation and probes that can be used to scan the human body externally for early signs of malignancy.” Dr. Damadian’s September 17, 1969 letter to Dr. George S. Mirick may be viewed online at fonar.com/nobel.htm#1969_letter.

On June 18, 1970, Dr. Damadian performed the experiment whereby he discovered the distinctly elongated time-lapsed signal marking differences between normal and cancerous tissue, as well as differences among various normal organs themselves. This was an ‘eureka’ moment and the results were published in the journal ‘Science’ on March 19, 1971. Upon that publication, scientists around the world began their own research, marking the birth of the MRI industry.

Today thousands of MRI scanners are scanning millions of patients every year all over the world. According to the December 4, 2003 issue of The Economist, “About 22,000 MRI machines around the world were used in 60 million examinations in 2002 last year.”

FONAR CORPORATION AND SUBSIDIARIES

Perhaps Professor Donlin Long, M.D., former Chairman of Neurosurgery, Johns Hopkins University, says it best: MRI is “The Single Most Important Diagnostic Discovery in the History of All of Medicine.” Professor Long made this statement on November 10, 2018, when Dr. Damadian was awarded the Excellence in Medicine Medal of Honor from the Chiari & Syringomyelia Foundation at Brooks’s in London, England. He was joined by Fraser Henderson, M.D., a neurosurgeon and member of the steering committee for the Chiari & Syringomyelia Foundation, who said, “Raymond Damadian revolutionized medicine with the discovery and development of MRI.”

Robert J. Janoff, Corporate Director, passes and replaced with Richard E. Turk

Robert J. Janoff, an Independent Director of FONAR since February 1989, passed away on May 15, 2020, Mr. Janoff had been a self-employed New York State licensed private investigator for more than thirty-five years. He was a Senior Adjustor in Empire Insurance Group for more 15 years. He also served as President of Action Data Management Strategies, Ltd., a supplier of computer programs for use by insurance companies, from 1985 to 1991. Mr. Janoff was a member of the Board of Directors of Harmony Heights of Oyster Bay, New York for over 25 years, which is a nonprofit residential school for girls with learning disabilities.

On June 4, 2020, the FONAR board of directors appointed Richard E. Turk to replace Mr. Janoff as an independent director and to be on the audit committee.

Mr. Turk has a history of success in growing and acquiring outpatient practices, an area of importance to FONAR and Health Management Company of America (HMCA), as it continues its growth. Currently, Mr. Turk is the Chief Development Officer of PRISM Vision Group, a private equity-backed, multi-location, outpatient comprehensive eye care practice headquartered in Union, New Jersey. In this capacity, Mr. Turk has helped source, analyze, and complete 12 acquisitions, helping PRISM to expand from a single-specialty (retina) provider with 17 locations and 21 physicians to a comprehensive, vertically-integrated, multi-specialty, eye care organization with approximately 90 physicians and more than 50 locations. Mr. Turk graduated from Columbia University in 2007.

FONAR joins the Russell 3000® Russell 2000® Indexes

On June 29, 2020, FONAR joined the broad-market Russell 3000® Index and the Russell 2000® Index, as part of the annual reconstitution of the Russell Indexes. The Russell 3000 Index is a market-capitalization-weighted equity index that tracks the performance of the 3,000 largest U.S.-traded stocks. The Russell 2000 is a subset of the smallest 2000 components.

At the time, Raymond V. Damadian, M.D., Founder and Chairman of FONAR stated, “We believe our inclusion in the Russell indexes is a major milestone for the Company. It reflects FONAR’s strong financial performance and increases the Company’s visibility to investors.”

Timothy R. Damadian, President and CEO of FONAR, said, "It’s very satisfying to see the Company, in its effort to create shareholder value, recognized for consistently improving its operating performance and financial position over the past decade.”

Russell US Indexes are part of FTSE Russell, a leading global index provider, and are widely used by investment managers and institutional investors as the basis for index funds and as benchmarks for active investment strategies. FTSE Russell reports that approximately $9 trillion in assets are benchmarked against Russell US Indexes. For more information on the Russell 3000® and 2000® Indexes and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website. For more information, visit www.ftserussell.com/

FONAR CORPORATION AND SUBSIDIARIES

Management Discussion

Timothy R. Damadian, President and CEO, said, “The COVID-19 pandemic, which reached our shores in the latter part of March of this year, continues to have a negative effect on our business. It is important to point out that every HMCA-managed facility is located in either New York or Florida, states where the pandemic has been especially severe. We experienced an immediate drop-off in scan volume at every site. In April, our aggregate scan volume plummeted to approximately 45% of pre-COVID levels. Thankfully, scan volume has been steadily increasing ever since. In June, our aggregate scan volume reached approximately 75% of pre-COVID levels. In August, we were at roughly 85%.”

“When the pandemic hit, we, for the safety of employees and patients, immediately implemented sanitary procedures at FONAR headquarters and at all the HMCA-managed sites and ordered additional Personal Protective Equipment (PPE). Where possible, headquarter employees worked from their homes. Others, including site employees, due to reduced workloads or restrictions that prevented them from doing their jobs as usual, had their hours cut or were furloughed. Reductions of the salaries of non-controlling-interest-group members who are actively involved in the management of the Company accounted for most of the payroll savings from cutbacks during the fourth quarter.”

“Although their hours of operation were reduced due to decreased referrals, the sites never closed their doors. I most certainly appreciate the unwavering commitment and loyalty of these, our front-line employees. At this time I’m pleased to report that most of our employees, excepting those with compromised health conditions, have returned to work. For their protection, headquarters and all site facilities have been modified to ensure proper social distancing.”

“In regard to growth,” continued Mr. Damadian, “we had, prior to the pandemic disruption, planned to invest between $4 million and $6 million dollars at four (4) HMCA-managed MRI scanning centers in Fiscal 2020. To date we have installed a second MRI scanner in the Ormond Beach, Florida facility in October, 2019, a first MRI in what will be a two-MRI facility in Pembroke Pines, Florida in June, 2020, and a second MRI in our Islandia, New York facility in September, 2020. Unfortunately, COVID-19 has delayed the installation of a second MRI in our Westchester County facility. But once installed, we will have a total of 38 MRIs under HMCA management. Our strategy of installing a second or even a third MRI at high-volume, high-patient-backlog facilities has been very successful. Of course, we look forward to such opportunities in the future. And as always, we are actively searching for promising locations that are currently underserved by FONAR’s UPRIGHT® MRI technology and would enhance and/or expand our existing networks of managed facilities.”

Mr. Damadian concluded, “Once the pandemic is under control, the states of Florida and New York re-opened, closed referring physician offices re-opened, and patients back to seeing their doctors as usual, I am confident we will be not only back to, but beyond pre-COVID success.”

FONAR Founder and Chairman of the Board, Raymond V. Damadian, M.D., said, “It’s encouraging to me to see FONAR navigating as well as can be expected with the business disruption caused by the COVID-19 pandemic. Among the substantial reasons for this is a dedicated and dynamic management team that has been built by my son, Tim.”

“Another very important reason,” continued Dr. Damadian, “is the enormous appeal of the FONAR UPRIGHT® Multi-Position™ MRI (also known as the STAND-UP® MRI). This scanner images the patient in the fully weight-loaded position, providing the radiologist with a true picture of body parts that change with weight and /or position. A FONAR UPRIGHT® MRI is vital to the patient and his doctor when imaging the spine or neck or brain CSF flow (CINE). This is often called UPRIGHT RADIOLOY™ and many examples can be found at www.uprightradiologycases.com.”

Dr. Damadian concluded, “During Fiscal 2020, the Company researched CSF flow as it navigates from the brain, down the spine and throughout the brain. It is hopeful that this research will lead to a new understanding of the role of CSF on neurologic diseases, such as MS. In Fiscal 2021, the Company will continue with this valuable research which can only be done on the UPRIGHT® MRI.”

FONAR CORPORATION AND SUBSIDIARIES

About FONAR

FONAR, the Inventor of MR Scanning™, is located in Melville, NY, was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981. FONAR’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the Stand-Up® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often detects patient problems that other MRI scanners cannot because they are lie-down and ”weightless” only scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

FONAR’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the cerebro-spinal fluid (CSF) of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

UPRIGHT® and STAND-UP® are registered trademarks and The Inventor of MR Scanning™, CSP™, Multi-Position™, UPRIGHT RADIOLOGY™, The Proof is in the Picture™, pMRI™, Videography™ and Dynamic™, are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30,
	2020	2019
Current Assets:
Cash and cash equivalents	$36,802,342	$13,882,013
Short term investments	31,884	15,094,816
Accounts receivable – net of allowances for doubtful accounts of $514,561 and $190,244 at June 30, 2020 and 2019, respectively	4,312,999	3,736,662
Accounts receivable – related party	5,988	—
Medical receivables - net	16,171,782	15,728,935
Management and other fees receivable – net of allowances for doubtful accounts of $11,063,233 and $9,404,944 at June 30, 2020 and 2019, respectively	27,437,768	25,709,489
Management and other fees receivable – related party medical practices – net of allowances for doubtful accounts of $3,322,055 and $2,310,731 at June 30, 2020 and 2019, respectively	6,896,482	6,500,614
Costs and estimated earnings in excess of billings on uncompleted contracts	152,833	525,110
Inventories	1,648,770	1,798,166
Income tax receivable	671,185	600,000
Prepaid expenses and other current assets	1,757,499	1,512,917
Total Current Assets	95,889,532	85,088,722
Income taxes receivable	—	600,000
Accounts receivable – long term	2,730,071	—
Deferred income tax asset	18,809,757	20,937,747
Property and equipment – net	21,364,034	16,985,617
Right-of-use-asset – operating leases	31,392,458	—
Right-of-use-asset – financing lease	1,325,870	—
Goodwill	3,985,397	3,985,397
Other intangible assets – net	4,109,129	4,755,675
Other assets	653,132	1,207,052
Total Assets	$180,259,380	$133,560,210

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES

	June 30,
	2020	2019
Current Liabilities:
Current portion of long-term debt and capital leases	$108,379	$40,530
Accounts payable	1,965,259	1,861,227
Other current liabilities	8,185,098	7,577,416
Operating lease liability – current portion	3,370,149	—
Financing lease liability – current portion	74,699	—
Unearned revenue on service contracts	4,105,265	3,812,115
Customer deposits	854,579	798,651
Total Current Liabilities	18,663,428	14,089,939
Long-Term Liabilities:
Unearned revenue on service contracts	2,655,605	—
Deferred income tax liability	234,106	243,267
Due to related party medical practices	92,663	92,663
Operating lease liability – net of current portion	30,104,464	—
Financing lease liability – net of current portion	1,251,171	—
Long-term debt and capital leases, less current portion	865,416	273,112
Other liabilities	150,311	749,126
Total Long-Term Liabilities	35,353,736	1,358,168
Total Liabilities	54,017,164	15,448,107

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

STOCKHOLDERS' EQUITY

	June 30,
	2020	2019
Stockholders' Equity:
Class A non-voting preferred stock $.0001 par value; 453,000 shares authorized at June 30, 2020 and 2019, 313,438 issued and outstanding at June 30, 2020 and 2019	$31	$31
Preferred stock $.001 par value; 567,000 shares authorized at June 30, 2020 and 2019, issued and outstanding – none	—	—
Common stock $.0001 par value; 8,500,000 shares authorized at June 30, 2020 and 2019, 6,459,106 and 6,369,125 issued at June 30, 2020 and 2019, respectively; 6,447,463 and 6,357,482 outstanding at June 30, 2019 and 2018, respectively	647	638
Class B convertible common stock (10 votes per share) $.0001 par value; 227,000 shares authorized at June 30, 2020 and 2019, 146 issued and outstanding at June 30, 2020 and 2019	—	—
Class C common stock (25 votes per share) $.0001 par value; 567,000 shares authorized at June 30, 2020 and 2019, 382,513 issued and outstanding at June 30, 2020 and 2019	38	38
Paid-in capital in excess of par value	183,076,888	181,086,517
Accumulated deficit	(56,215,251)	(64,455,456)
Treasury stock, at cost – 11,643 shares of common stock at June 30, 2020 and 2019	(675,390)	(675,390)
Total Fonar Corporation’s Stockholders’ Equity	126,186,963	115,956,378
Noncontrolling interests	55,253	2,155,725
Total Stockholders' Equity	126,242,216	118,112,103
Total Liabilities and Stockholders' Equity	$180,259,380	$133,560,210

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended June 30,
	2020	2019
Revenues
Patient fee revenue, net of contractual allowances and discounts	$22,495,260	$24,207,536
Product sales – net	297,613	1,751,221
Service and repair fees – net	8,055,490	8,152,173
Service and repair fees – related parties – net	110,000	110,000
Management and other fees – net	44,565,405	43,617,093
Management and other fees – related party medical practices – net	10,166,694	9,354,864
Total Revenues – Net	85,690,462	87,192,887
Costs and Expenses
Costs related to product sales	745,375	778,734
Costs related to service and repair fees	2,731,397	3,009,097
Costs related to service and repair fees – related parties	37,298	40,603
Costs related to patient fee revenue	10,880,265	10,789,308
Costs related to management and other fees	22,951,301	23,419,796
Costs related to management and other fees – related party medical practices	5,951,189	5,947,055
Research and development	2,025,376	1,812,347
Selling, general and administrative, inclusive of compensatory element of stock issuances of $0 and $1,990,380 for the years ended June 30, 2020 and 2019 respectively	26,717,345	19,261,755
Total Costs and Expenses	72,039,546	65,058,695
Income from Operations	13,650,916	22,134,192
Other Income and (Expenses):
Interest expense	(74,321)	(98,636)
Investment income	502,145	482,573
Other income (expense)– net	70,771	1,065
Income before provision for income taxes and noncontrolling interests	14,149,511	22,519,194
Provision for Income Taxes	(2,444,778)	(2,005,520)
Net Income	$11,704,733	$20,513,674
Net Income – Noncontrolling Interests	(3,464,528)	(5,196,543)
Net Income – Attributable to FONAR	$8,240,205	$15,317,131

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Continued)

	For the Years Ended June 30,
	2020	2019
Net Income Available to Common Stockholders	$7,735,650	$14,366,798
Net Income Available to Class A Non-Voting Preferred Stockholders	$376,055	$708,302
Net Income Available to Class C Common Stockholders	$128,500	$242,031
Basic Net Income Per Common Share Available to Common Stockholders	$1.20	$2.26
Diluted Net Income Per Common Share Available to Common Stockholders	$1.18	$2.22
Basic and Diluted Income Per Share – Class C Common	$0.34	$0.63
Weighted Average Basic Shares Outstanding – Common Stockholders	6,443,713	6,354,103
Weighted Average Diluted Shares Outstanding – Common Stockholders	6,571,217	6,481,607
Weighted Average Basic and Diluted Shares Outstanding – Class C Common	382,513	382,513